Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors
Sparta Commercial Services, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated August 14, 2012 included Sparta Commercial Services, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2012, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/RBSM LLP
New York, New York
June 11, 2013